FOR:	International Speedway Corporation
CONTACT:	Wes Harris Senior Director, Corporate and Investor Communications (386) 947-6465

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES TEN-YEAR FACILITY NAMING
RIGHTS PARTNERSHIP WITH AUTOMOBILE CLUB OF SOUTHERN CALIFORNIA

--California's Largest Sporting Venue Re-Named Auto Club Speedway of Southern California--

DAYTONA BEACH, Fla. - February 22, 2008 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC"), a leading promoter of motorsports activities, today announced a 10-year, multi-million dollar partnership with the Automobile Club of Southern California ("Auto Club"), the nation's largest member of the AAA federation, to re-name California Speedway as Auto Club Speedway of Southern California (the "Speedway"). Specific financial terms were not released.

The partnership will place a premium on enhancing the fan experience at the Auto Club Speedway, with special initiatives aimed at Auto Club members, and a series of capital improvements that will make the racetrack more comfortable, accessible and enjoyable. Detailed plans are still being developed, but as soon as this year, fans can expect to see new escalators, increased shade, additional misting zones, and more interactive fan-friendly elements incorporating new technologies.

"This 10-year partnership is a landmark achievement for both ISC and the motorsports industry, and further demonstrates the appeal of NASCAR to companies that want to reach the most brand-loyal fans in all of sports," stated Lesa France Kennedy, president of International Speedway Corporation. "We could not have asked for a better partner than Auto Club, which has been a race sponsor at the facility since it opened 1997. With the Speedway hosting some of the best drivers from around the world, it was important for us to partner with a company that will not only strengthen the image of auto racing and NASCAR, but also serve the community with positive messaging concerning responsible driving. This comprehensive agreement serves as a model of how we can cultivate existing relationships into longer term, mutually profitable partnerships."

The Auto Club and its affiliated insurance company will use the Speedway facilities to expand development of automotive technology and driver safety initiatives. Activities will include testing at the Speedway to evaluate new automobile equipment and performance characteristics, and the opening of new Auto Club Teen and Mature Driver Schools at the track. The Auto Club Dragway, located on the north side of the Speedway facility, will continue as a site for the National Hot Rod Association street legal drag racing program, offering Southern Californians a safe alternative to illegal street racing.

The new partnership will be celebrated today at 2:00 p.m., pacific-time, during a trackside ceremony at the Speedway. Auto Club and track officials will be joined by elected officials and several high-profile NASCAR drivers for the event.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation's major motorsports entertainment facilities, including Daytona International Speedway(R) in Florida (home of the Daytona 500(R)); Talladega Superspeedway(R) in Alabama; Michigan International Speedway(R) located outside Detroit; Richmond International Raceway(R) in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway(R) in Kansas City, Kansas; Phoenix International Raceway(R) in Arizona; Chicagoland Speedway(R) and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway(R) in Virginia; Darlington Raceway(R) in South Carolina; and Watkins Glen International(R) in New York. In addition, ISC is a limited partner with Group Motorise' International in the organization and promotion of certain events at Circuit Gilles Villeneuve in Montreal, Canada.

The Company also owns and operates MRN(R) Radio, the nation's largest independent sports radio network; the Daytona 500 ExperienceSM, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR(R); and Americrown Service Corporation, a subsidiary that provides catering services, food and beverage concessions, and produces and markets motorsports-related merchandise. In addition, ISC has an indirect 50 percent interest in a business called Motorsports Authentics(R), which markets and distributes motorsports-related merchandise licensed by certain competitors in NASCAR racing. For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward-looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Qs. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.
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